Exhibit 99.1

The First Bancshares, Inc. Announces Closing of Common Stock Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

HATTIESBURG, Miss.—(BUSINESS WIRE)—October 31, 2017—The First Bancshares, Inc. (NASDAQ: FBMS) (the “Company”), the holding company for The First, A National Banking Association, announced today the closing of its underwritten public offering of 2,012,500 shares of its common stock, which includes 262,500 shares of common stock issued upon the exercise in full of the option to purchase additional shares granted to the underwriters, at a public offering price of $29.00 per share. The net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $55.2 million.

Keefe, Bruyette & Woods, A Stifel Company, served as the sole bookrunner and FIG Partners, LLC, served as the lead manager for the offering.

The Company intends to use the net proceeds from the offering to fund the cash portion of the purchase price for the Company’s previously announced acquisition of Southwest Banc Shares, Inc., to fund other potential future acquisitions, and for general corporate purposes, including the repayment of debt and to support organic growth.

Additional Information Regarding the Offering

The offering of the common stock was made pursuant to an effective shelf registration statement (File No. 333-220491) filed by the Company with the Securities and Exchange Commission (“SEC”) by means of a prospectus supplement and accompanying prospectus. A final prospectus supplement to which this communication relates has been filed with the SEC. Prospective investors should read the final prospectus supplement and the accompanying prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offering. These documents are available at no charge by visiting the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to the offering may be obtained by contacting: Keefe, Bruyette & Woods, A Stifel Company, Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, by e-mail to USCapitalMarkets@kbw.com, by fax at 212-581-1592, or by calling toll-free (800) 966-1559; or FIG Partners LLC, Capital Markets, Attention: Greg Gersack, 1475 Peachtree Street NE, Suite 800, Atlanta, GA 30309, or by calling toll-free (866) 344-2657.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “will,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements, including but not limited to those regarding the use of the net proceeds from the offering, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations; and risks related to the proposed acquisition of Southwest Banc Shares, Inc., including the risk that the proposed transaction does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions, and the risk that anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer